EXHIBIT 99.1

For Immediate Release

         Chadmoore Continues Its Analysis Of Appropriate Reserve Amount

Las Vegas, NV - April 9, 2002 - Chadmoore Wireless Group, Inc., a dissolved Colorado corporation-2002 (the "Company"), announced that, at the direction of its Board of Directors, it is continuing the process of determining, with the assistance of its auditors and tax and litigation counsel, the amount of the reserves required under Colorado law to be set aside to cover creditor claims, potential claims stemming from pending litigation, and federal and state tax liabilities. The accurate determination of these amounts is crucial because if the total amount of the reserves is not sufficient to cover all valid claims and shareholders have received a distribution of cash, shareholders may be liable to any creditors with a valid unpaid claim up to the amount of any distributions received. Ongoing analysis includes a determination of the amount of the Company's usable historical net operating losses, the amount of its state tax liability, if any, as a result of the cash sale of its assets, the determination of adequate reserves for potential liabilities for currently pending litigation matters, and a sufficient reserve for contingent and unknown liabilities. The Company hopes to complete its analysis shortly but the timing is dependent on the Company's receipt and review of the results of analyses being provided by the Company's various professionals. The Company firmly believes it is important to take all actions reasonably necessary to determine the appropriate reserve amounts under Colorado law.

Following the final determination of appropriate reserve amounts, the Company will commence the initial distribution of cash to the Company's shareholders of record as of the dissolution date. Absent any substantial unforeseen additional liabilities, the total distribution per share is expected to be consistent with the amounts outlined in the Company's proxy statement filed in connection with its asset sale to Nextel and the approval of its plan of liquidation.

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are denoted by such words as "anticipates," "approximately," "hopes," "about," "expected," and similar words or phrases that refer to anticipated future events. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements, including risks related to the amount and timing of any distributions to shareholders or a substantial increase in the amount of the Company's liabilities as a result of litigation or other events. In addition, the Company's forward-looking statements should be considered in the context of other risks and uncertainties as discussed in the Company's periodic reports and in its proxy statement filings with the SEC available for viewing at www.sec.gov. All forward-looking statements are based on information available to the Company on the date hereof. The Company is under no obligation, and expressly disclaims any obligation, to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.


CONTACT:
Robert Schechter
Equity Communications
212 499 6809